Exhibit 10.19



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                            SHARE PURCHASE AGREEMENT

                                     between

                      COMDISCO GLOBAL HOLDING COMPANY, INC.

                                       and

                            COMPRENDIUM INVESTMENT SA

                          Dated as of October 10, 2002







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
ARTICLE I DEFINITIONS.........................................................2
   1.1      Definitions.......................................................2
ARTICLE II SALE AND PURCHASE OF THE SHARES....................................3
   2.1      Sale and Purchase.................................................3
   2.2      Purchase Price....................................................3
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER..........................5
   3.1      Due Incorporation and Ownership...................................5
   3.2      Authority; Consents and Approvals.................................5
   3.3      Ordinary Business.................................................6
   3.4      No Other Representations or Warranties............................6
   3.5      Seller's Limitation on Liability..................................6
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER........................6
   4.1      Power, Authority and Consents.....................................6
   4.2      Familiarity with the Company's Business...........................7
ARTICLE V COVENANTS...........................................................7
   5.1      Cooperation after Closing.........................................7
   5.2      Reasonable Inspection after Closing...............................7
   5.3      Comdisco Trademark................................................8
   5.4      Confidentiality...................................................8
ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER......................8
   6.1      Warranties True as of Closing Date................................8
   6.2      Compliance with Agreements and Covenants..........................8
   6.3      No Injunctions or Restraints......................................8
   6.4      Board Approval....................................................9
   6.5      Payment of the Purchase Price.....................................9
ARTICLE VII INDEMNIFICATION...................................................9
   7.1      Purchaser's Indemnification.......................................9
   7.2      Release...........................................................9
ARTICLE VIII MISCELLANEOUS...................................................10
   8.1      Expenses.........................................................10
   8.2      Amendment........................................................10
   8.3      Notices..........................................................10
   8.4      Waivers..........................................................11
   8.5      Counterparts.....................................................11
   8.6      Interpretation...................................................11
   8.7      Governing Law, Arbitration.......................................12
   8.8      Assignment.......................................................12
   8.9      No Third Party Beneficiaries.....................................12
   8.10     Calculation of Time Periods......................................12
   8.11     Further Assurances...............................................12
   8.12     Severability.....................................................12
   8.13     Entire Understanding.............................................13

                            SHARE PURCHASE AGREEMENT

         THIS SHARE PURCHASE AGREEMENT is made by and between COMDISCO GLOBAL HOLDING COMPANY, INC., a corporation duly established and validly existing under the laws of the State of Delaware, USA, with its corporate seat in 60018 Rosemont, 6111 North River Road, Illinois, USA (the "Seller") and COMPRENDIUM INVESTMENT SA, a corporation duly established and validly existing under the laws of Switzerland, with its corporate seat in 6341 Baar, Zugerstrasse 50, Switzerland (the "Purchaser"). Certain capitalized terms used herein are defined in Article I.

                              W I T N E S S E T H:

         WHEREAS, the Seller's group is engaged in the business of leasing and providing remarketing services for distributed computing systems (servers, workstations, personal computers, local area networks and other high technology equipment), (the "Business");

         WHEREAS, COMPRENDIUM FINANCE SA (the "Company"), formerly known as Comdisco (Switzerland) SA, is a corporation duly established and validly existing under the laws of Switzerland with its corporate seat in Zugerstrasse 50, 6341 Baar, Switzerland and registered with the commercial register of the Canton of Zug under CH-170.3.017.551-7. The stated share capital of the Company amounts to CHF 2,100,000 (two million one hundred thousand Swiss Francs);

         WHEREAS, Seller is the legal and beneficial owner of 2,100 (two thousand one hundred) registered shares with restricted transferability and with an aggregate nominal value of CHF 2,100,000 (two million one hundred thousand Swiss Francs) representing 100% of the stated share capital of the Company (the "Shares"). The stated share capital of the Company has been fully paid up in cash;

         WHEREAS, Thomas Flohr, a Swiss citizen, born on the 17 th day of March, 1960, resident in London, managing director and sole shareholder of Purchaser, has effectively been working for the Seller's group and the Company until January 6, 2001 in a senior position and - until that date - has thereby been engaged in the Business of the Company;

         WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell all of its right, title and interest in the Shares and Purchaser desires to purchase such rights, title and interest in the Shares from Seller.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

"Agreement"                Shall mean this Share Purchase Agreement, including
                           all Schedules hereto;

"Business"                 Shall have the meaning set forth in the recitals to
                           this Agreement;

"Business Day"             Shall mean any day of the year other than (i)
                           any Saturday or Sunday or (ii) any other day on which banks located in Switzerland generally are closed for business;

"Closing Date"             Shall mean the date on which the Closing occurs
                           or is to occur; "Chapter 11 Case" Shall mean that Seller's parent company, along with certain of its affiliates, has filed a voluntary petition for relief commencing a case under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as amended, in the United States Bankruptcy Court for the Northern District of Illinois;

"Comdisco Trademark"       Shall have the meaning set forth in Section 5.3;
                           "Company" Shall have the meaning set forth in the recitals to this Agreement;

Numbers preceded by the    Shall mean amounts in Swiss Francs;
symbol "CHF"

Numbers preceded by the    Shall mean amounts in Euros;
symbol "(euro)"

"Governmental Authority"   Shall mean the government of the United States or any
                           foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions;

"Material Adverse Effect"  means any event, condition, or matter in respect of the operation of the Business or the Shares that results in or has a material adverse effect on the business, financial condition or operations of the Business taken as a whole; provided, however, that, the effects of changes that (i) are generally applicable to (A) the industries and markets in which the Business operates or (B) the United States and global economies or (ii) relate to foreign currency exchange rate fluctuations, shall in each case be excluded from the determination of Material Adverse Effect; and provided, further, that any adverse effect on the Business, taken as a whole, resulting from the execution of this Agreement and the announcement of this Agreement, the Chapter 11 Case and the announcement of the Chapter 11 Case and the other transactions contemplated by this Agreement shall also be excluded from the determination of Material Adverse Effect;

"Petition"                 Shall have the meaning set forth in the recitals to
                           this Agreement;

"Purchase Price"           Shall have the meaning set forth in Section 2.2;

"Purchaser"                Shall have the meaning set forth in the recitals to
                           this Agreement;

"Seller" Shall have the meaning set forth in the recitals to this Agreement;

"Shares" Shall have the meaning set forth in the recitals to this Agreement;

"Trademark"                Shall mean U.S. and foreign registered and
                           unregistered trademarks, service marks, logos, trade names, corporate names and all registrations and applications to register the same;

                                   ARTICLE II

                         SALE AND PURCHASE OF THE SHARES

         2.1 Sale and Purchase. Effective as of the Closing Date and subject to the terms and conditions set forth herein, Seller sells and transfers and Purchaser purchases and accepts from the Seller all rights, title and interest in the Shares with all the rights attached or accruing to them at the Closing Date.

         2.2 Purchase Price. At the Closing Date and in consideration for the Shares, Purchaser shall pay CHF 814.312 (eight hundred fourteen thousand three hundred twelve) (i.e., the amount of CHF 3,700.312 (three million seven hundred thousand three hundred twelve) less the amount of USD 1,450,000 (one million four hundred fifty thousand), which has been credited to Purchaser in accordance with the terms set forth in the first paragraph under the heading "Resolution/Status of Claims" in the letter summarizing the terms of the settlement between Comdisco, Inc. et al and Thomas Flohr dated July 29, 2002 less the amount of USD 500,000 (five hundred thousand) Comdisco, Inc. et al and Thomas Flohr have agreed upon as a final settlement of Thomas Flohr's claim for commission in the amount of USD 1.75 mio. in connection with the signing of a technology refreshment option agreement between COMDISCO Deutschland GmbH and Deutsche Telekom Computer Services Management AG in April 2000 which was filed by Thomas Flohr with the Kantonsgericht Zug (Schlichtungsstelle fur arbeitsrechtliche Streitigkeiten) on June 3, 2002 and with the Courts of the Sate of Illinois, USA (the "Commission Claim")) by transfer of immediately available funds to the Seller's account at Bank of America, Amsterdam, account number 600415869023, bank sort code BOFANLNX (the "Purchase Price"). The parties acknowledge and agree that the Purchase Price - as determined by the Company's auditors - is fair and determined on the basis of the book value of the Company's net assets - as determined by the Company's auditors - under Swiss statutory accounting principles as of September 30, 2002 in accordance with the method of determination (e.g. adjustments) accepted by the parties. Purchaser hereby expressly waives any and all claims he may have relating to the determination of the Purchase Price. Seller shall not be obligated to sell and transfer the Shares unless it receives written confirmation from Bank of America that the Purchase Price has been received and credited to its account. Purchaser acknowledges and agrees that if Seller provides a letter of credit (guarantee on the full amount of outstanding rents as of September 30, 2002) until the end of October, 2002 for Swissport outstanding rents, Purchaser shall be obligated to transfer within 3 Business Days from receipt of the letter of credit the difference between the 80% of the book value paid by it for these receivables and an amount equal to 96% of the book value of the Swissport receivables guaranteed by such letter of credit.

         (b) At the Closing Date and immediately following the signing of this Agreement, Purchaser shall cause the Company to transfer to the Seller's account (as specified in the preceding paragraph) the amount of CHF 12,178.874 (twelve million one hundred seventy eight eight hundred seventy four), i.e. retained earnings stemming from the time period ending September 30, 2002 belonging to the Seller, minus 5% withholding tax minus inter-company receivables. Purchaser acknowledges and agrees that these retained earnings exclusively belong to Seller and that the immediate transfer of the amount of CHF 12,178.874 (twelve million one hundred seventy eight eight hundred seventy four) to the Seller's account shall be a condition subsequent to the sale and transfer of the Shares to Purchaser. Should the Company fail to transfer the amount of CHF 12,178.874 (twelve million one hundred seventy eight eight hundred seventy four) to the Seller's account in a manner that allows Seller's bank to confirm to Seller in writing on the Closing Date that the full amount has been received and credited to Seller's bank account, this Agreement shall be null and void. Thomas Flohr and Purchaser assume personal liability for the fact that the amount of CHF 12,178.874 (twelve million one hundred seventy eight eight hundred seventy four) will not be spent by Purchaser, the Company or any other person for any purpose other than a timely transfer of the full amount to the Seller's account.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

The parties acknowledge that Thomas Flohr, managing director and sole shareholder of Purchaser, has effectively been working for the Company and the Seller's group until January 6, 2001 in a senior position and therefore has comprehensive knowledge of the Business and the legal and commercial condition of the Company until that date. In addition, Purchaser has been provided with all the information requested by him regarding the time period January 6, 2001 up to the Closing Date. The Seller represents and warrants to Purchaser, as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

         3.1 Due Incorporation and OwnershipSeller is duly organized and validly existing under the laws of the State of Delaware, with all requisite power and authority to own foreign investments and to carry on its respective businesses as it is now being owned and conducted. The Company is duly organized and validly existing under the laws of Switzerland and has full right and authority to own and to operate their properties.

         (b) Seller is the sole legal, beneficial and of record owner of and has good and valid title to the Shares. The Shares are clear and free of any liens, similar encumbrances, options, and claims arising from any privilege, pledge or security arrangement. Seller has full right and capacity to sell and transfer complete title to the Shares. Upon delivery to Purchaser of the Shares endorsed in blank, the original copy of the share registry book, if any, of the Company showing that the Shares have been recorded in the name of the Purchaser, the original copy of the resolution of the Company's board of directors consenting to the transfer of the Shares to Purchaser, Purchaser will receive good and valid title to the Shares, clear and free of all liens, encumbrances or similar rights of third parties.

         3.2 Authority; Consents and Approvals

         (a) The Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by the Seller and (assuming this Agreement constitutes a valid and binding obligation of the Purchaser) constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

         (b) No consent, approval, or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transaction, except (i) for consents, approvals or authorizations of the Seller's board of directors or Company's board of directors (Verwaltungsrat), and (ii) for consents, approvals, authorizations, declarations, filings or registrations, which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

         3.3 Ordinary Business. In the time period between September 30, 2002 and the Closing Date, the Company has abstained from any transaction (e.g., the entering into new contractual arrangements) outside the ordinary course of business. With the exception of office and payroll related expenses, the Company has not made any payments exceeding in a single case CHF 10,000 without the prior approval of Purchaser.

         3.4 No Other Representations or Warranties. Except as specifically and expressly set forth in this Article III, (i) the Seller makes no representation or warranty, express or implied, in law or in equity, relating to the transferred Shares or otherwise, including without limitation, any representation or warranty as to value, merchantability, fitness for a particular purpose or for ordinary purposes, or any other matter, (ii) the Seller makes no, and hereby disclaims any, other representation and warranty regarding the transferred Shares and (iii) the transferred Shares being transferred to the Purchaser is conveyed on an "as is, where is" basis as of the Closing, and the Purchaser shall rely upon its own examination thereof, in particular its long lasting experience as employee of the Company. Without limiting the generality of the foregoing, the Seller makes no representation or warranty regarding any assets other than expressly set forth above, and none shall be implied by law or in equity.

         3.5 Seller's Limitation on Liability. The Purchaser shall not be entitled in any event to any lost profits, indirect, consequential, liquidated or other damages in respect of any claim or claims, including, without limitation, any claim or claims under the Seller's representations and warranties. Purchaser hereby expressly waives any entitlements or claims to damages other than direct damages directly resulting from an intentional breach by Seller of the Seller's representations and warranties with the exception of the representations and warranties provided for in Sections 3.1 and 3.2. Only in the case Seller breaches the representations and warranties provided for in Sections 3.1 and 3.2, Purchaser may claim lost profits up to an amount of 50% of the Purchase Price, if Purchaser can prove that it actually incurred these damages. With the exception of claims in respect of the representations and warranties provided for in Sections 3.1 and 3.2, no claim shall be brought against the Seller in respect of any of the Seller's representations and warranties unless the Purchaser shall have given to the Seller written notice of such claim specifying in detail the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof on or before the date which is one month after the Closing Date. With respect to the Seller's warranties provided for in Sections 3.1 and 3.2, the statutory limitation period shall apply.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

         4.1 Power, Authority and Consents. Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with and subject to its terms.

         4.2 Familiarity with the Company's Business. Due to the long term top level employment of Thomas Flohr with the Seller's group and the Company, Purchaser (i) is familiar with and has comprehensive knowledge of every aspect of the Company's Business until January 6, 2001 and (ii) has been provided with all the information requested by him regarding the time period January 6, 2001 up to the Closing Date.

                                    ARTICLE V

                                    COVENANTS

         5.1 Cooperation after Closing. Seller and Purchaser agree to use commercially reasonable efforts in continuing their cooperation after Closing. In particular, but without limitation:

         (a) For a period of 3 (three) months following the Closing Date, Seller shall allow Company to access and use the Seller's information technology systems, for the limited purpose of accessing and processing the Company's financial accounts, to the extent they are currently stored in Seller's information technology system. Thereafter, until December 31 (thirty- first), 2002 (two thousand and two), Seller shall grant Company read-only access to such information technology systems, and the Company shall no longer be entitled to use such information technology system for processing the Company's accounts. Seller shall use commercially reasonable efforts to provide this access and shall in no event be liable for any damage caused to the Company as a result of such access. Purchaser shall indemnify and hold Seller harmless for any damage and cost caused by this information technology access. Purchaser shall not and shall cause the Company to not allow any third party access to Seller's information technology systems and will treat all information obtained through their access strictly confidential. Purchaser and the Company may not use any information obtained through their access for any purpose other than the processing of the Company's accounts. Purchaser and the Company acknowledge and agree that access to the Seller's information technology systems remains subject to the policies and instructions of the Seller which Purchaser and the Company will fully comply with at all times.

         (b) Seller shall use commercially reasonable efforts to provide Purchaser or the Company with electronic and hard copies of the Company's financial accounts and certain information relating thereto in connection with the last 10 (ten) business years preceding the Closing Date, if and to the extent such information is in the possession of Seller.

         5.2 Reasonable Inspection after Closing. Purchaser shall afford Seller and its agents such as, but not limited to, its lawyers and certified accountants, reasonable access to the Company's books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons is required in connection with Seller's defense against a claim brought by Purchaser under Article III of this Agreement.

         5.3 Comdisco Trademark. Notwithstanding anything contained in this Agreement to the contrary, it is expressly agreed that Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in any Trademark employing Seller's name or any part or variation of such name or anything confusingly similar thereto (the "Comdisco Trademark"). Neither Purchaser, Company nor any of their affiliates shall be entitled to retain nor to make any use of the Comdisco Trademark after the Closing Date. Purchaser will hold Seller fully harmless from any and all damages of whatever nature resulting from the use by Purchaser, the Company or any of their respective affiliates of the Comdisco Trademark after the Closing Date.

         5.4 Confidentiality. Each party to this Agreement will not intentionally disclose, and will use its best efforts to prohibit the unintentional disclosure, to any third party except to its employees, advisers and/or Governmental Authorities, or otherwise required by any applicable law, of any confidential or proprietary information concerning the other party or the Company or its processes, inventions, formulae, customers, suppliers, or any trade secret, unless the disclosure is expressly assented to in writing. This obligation will survive termination of this Agreement for a period of 3 (three) years. All information furnished to one party by the other party and all information furnished to either party by the Company will be considered confidential or proprietary information, unless otherwise indicated by the party furnishing the information or the Company, as the case may be. Purchaser acknowledges in its own capacity and on behalf of the company that Seller may also disclose information which would otherwise be deemed confidential to the extent it is required to do so under the rules or regulations of any stock exchange or governmental body.

                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under Article II of this Agreement are subject to the satisfaction or waiver by Seller of the following conditions precedent on or before the Closing Date:

         6.1 Warranties True as of Closing Date. Each of the representations and warranties of Purchaser set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), and Seller shall have received a certificate (which certificate may be qualified by "knowledge" to the same extent as the representations and warranties of Purchaser contained herein are so qualified) signed on behalf of Purchaser by an authorized officer of Purchaser, in such capacity, to such effect.

         6.2 Compliance with Agreements and Covenants. Purchaser shall have performed and complied in all material respects with all of its covenants, obligations and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

         6.3 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

         6.4 Board Approval. Seller shall confirm that prior to the Closing Date, its board of directors and the board of directors (Verwaltungsrat) of the Company have voted in favor of the sale of the Shares as contemplated hereunder.

         6.5 Payment of the Purchase Price. Purchaser shall have transferred the amount of CHF 814.312 (eight hundred fourteen thousand three hundred twelve) to the Seller's account at Bank of America, Amsterdam, account number 600415869023, bank sort code BOFANLNX and Bank of America shall have confirmed to Seller in writing that the Purchase Price has been transferred in immediately available funds and received by Bank of America. For the avoidance of doubt, the Seller shall not be obligated to transfer the Shares and the Shares shall not be transferred to Purchaser prior to the receipt of the confirmation described above. The timely transfer (i.e., received by Seller on the Closing Date) by the Company of CHF 12,178.874 (twelve million one hundred seventy eight eight hundred seventy four) to the Seller's account shall be a condition subsequent to the effectiveness of this Agreement.

                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1 Purchaser's Indemnification. The Purchaser shall be entitled to claim damages resulting from a breach by the Seller of the Seller's representations and warranties subject to the limitations set forth in Sections
3.4 and 3.5. If the Purchaser becomes aware that there has been a material breach of the Seller's warranties or any other term of this Agreement, the Purchaser shall - except in the case of a breach of Sections 3.1 and 3.2 - not be entitled to rescind or avoid this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages or exercise any other right, power or remedy under this Agreement.

         7.2 Release. Thomas Flohr, acting on behalf of himself, Purchaser and any other entity directly or indirectly controlled by him, generally releases and forever discharges Seller and any of its affiliates and Seller and its affiliates generally release and forever discharge Thomas Flohr, from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys' fees and costs, obligations or causes of action, known or unknown, of any kind and any nature whatsoever, fixed or contingent, and whether or not accrued or matured, which Seller or Thomas Flohr or their respective affiliates and entities, ever had or may have in or under any jurisdiction whatsoever arising out of or in connection with (i) Thomas Flohr's former employment with Seller and its respective affiliates or (ii) Thomas Flohr's activities for Seller and its respective affiliates or any other activities of Thomas Flohr, in each case including but not limited to any claim against Seller or its respective affiliates or Thomas Flohr based on or relating to breach of contract (whether oral or written), tort, fraud, defamation, negligence, promissory estoppel or otherwise. Further, following the execution of this Agreement, each of Thomas Flohr and Seller covenant on their own behalf and on behalf of their respective affiliates and entities, to cease, terminate and forego, and forever not to assert, file, prosecute, maintain, commence, institute or sponsor (or purposely facilitate any person in connection with the foregoing), any complaint, arbitration or lawsuit or any legal, equitable or administrative proceeding of any nature, against the other in connection with any matter released hereby. This Section 7.2 shall not be deemed a release of any claim Seller and/or Purchaser may have under the terms of this Agreement and shall not in any way affect the rights of Comdisco, Inc. et al and Thomas Flohr as set forth in the letter of George Panagakis (Skadden, Arps) to Clifford Thau (Vinson & Elkins) dated July 29, 2002 under the heading "SIP Claim". Thomas Flohr agrees to stop and withdraw any legal proceedings against Comdisco, Inc. and its affiliates immediately and not to commence any legal action against Comdisco, Inc. and its affiliates to the extent the underlying claims have been waived under this
Section 7.2.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Expenses. Each party hereto shall bear its own expenses with respect to the transactions contemplated hereby, provided, however, that Purchaser shall pay all value added, sales, use, stamp, transfer, service and like taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Shares or other transaction contemplated by this Agreement with the exception of any direct taxes imposed on the Seller in connection with the sale and transfer of the Shares.

         8.2 Amendment. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

         8.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, or (b) on the date of transmission if sent by telex, facsimile or other wire transmission so long as a copy is delivered by overnight courier the next Business Day:

                 (a) If to Seller, addressed as follows:

                 Comdisco Global Holding Company, Inc.
                 6111 North River Road
                 Rosemont, Illinois 60018
                 Attention: Robert E.T. Lackey
                 Telephone: +1 847 518 5208
                 Facsimile: +1 847 518 5088

                 with a copy (which shall not constitute notice) to:

                 Skadden, Arps, Slate, Meagher & Flom LLP
                 Schwarzenbergplatz 6
                 A-1030 Vienna
                 Attention: Albert Adametz
                 Andreas Frohner
                 Telephone: +43 1 710 77 300
                 Facsimile: +43 1 710 77 303

                 (b) If to Purchaser, addressed as follows:

                 COMPRENDIUM INVESTMENT SA
                 c/o Dr. Paul Thalmann
                 Reichlin & Hess
                 Hofstrasse 1a
                 CH-6300 Zug
                 Telephone: +41 41 729 10 70
                 Facsimile: +41 41 729 10 80

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         8.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.6 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

         8.7 Governing Law, Arbitration. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall be governed by and construed and enforced in accordance with the laws of Switzerland without regard to the rules and principles of conflict of laws. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be referred to and finally settled by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with those rules. The place of arbitration shall be Paris, France. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

         8.8 Assignment. Each party must not assign this Agreement without the prior written consent of the other party, with the exception of intra-group transfers to entities which are at least 90 % controlled by the party making the transfer and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

         8.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

         8.10 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday (in Switzerland), in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday (in Switzerland). The last day of any period of time described herein shall be deemed to end at 5:00 p.m., local time (Switzerland).

         8.11 Further Assurances. Upon the reasonable request of Purchaser, Seller shall on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, the Shares, and to otherwise carry out the purposes of this Agreement.

         8.12 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         8.13 Entire Understanding. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements, arrangements and understandings between the parties.

                           COMDISCO GLOBAL HOLDING COMPANY, INC.

                           By: /s/ Bing Chen
                               ---------------------------
                               Name: Bing Chen
                               Title: Attorney-in-Fact

                           COMPRENDIUM INVESTMENT SA

                           By: /s/ Thomas Flohr
                               ---------------------------
                               Name: Thomas Flohr
                               Title: Managing Director

                           THOMAS FLOHR

                           /s/ Thomas Flor
                           -------------------------------